FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER RESULTS

REVENUE INCREASES 26.5% IN THE QUARTER /
EARNINGS IMPACTED BY $2.1 MM SUNFLOWER GROSS MARGIN LOSSES

Toronto, Ontario, November 1, 2006. SunOpta Inc. (SunOpta or the Company) (Nasdaq - STKL) (TSX – SOY) today announced results for the three and nine month periods ended September 30, 2006. All amounts are expressed in U.S. dollars.

The Company achieved record revenues for the three months ended September 30, 2006, realizing its 36th consecutive quarter of increased revenue growth versus the same quarter in the previous year. Revenues in the quarter increased by 26.5% to $145,463,000 as compared to $114,950,000 in the third quarter of the prior year. The Company's revenue growth of 26.5% represents consolidated internal growth of 15.8% and growth via acquisitions of 10.7%. During the quarter the Company's vertically integrated food operations realized internal growth of 18.0%. For the nine months ended September 30, 2006 revenues have increased 42.9% to $434,520,000 as compared to $304,031,000 in the prior year. This increase reflects internal growth of 17.7% plus growth via acquisitions of 25.2%.

Operating earnings1 for the quarter were $3,547,000 or 2.4% of revenues as compared to $3,862,000 or 3.4% of revenues in the previous year. This decline reflects the impact of lower year over year quarterly operating earnings within the Company's sunflower operations of $2,425,000, including the impact of the previously announced gross margin losses of $2,100,000 for the write down of inventory and negative margins related to the previous year's crop. Excluding the results of the sunflower business, operating earnings increased 54.6% versus the previous year.

Net earnings in the quarter were $1,524,000 or $0.03 per diluted common share as compared to $2,088,000 or $0.04 per diluted common share in the prior year including the effects of the losses on sunflower. Operating earnings for the nine months ended September 30, 2006 have increased 43.0% to $18,350,000, including the impact of the losses on sunflower, as compared to $12,835,000 in the prior year. Net earnings in the nine months ended September 30, 2006 increased to $8,879,000 or $0.15 per diluted common share, as compared to $7,488,000 or $0.13 per diluted common share after excluding a net unusual gain of $4,512,000 realized in the first quarter of 2005 related primarily to the initial public offering of Opta Minerals Inc.

On a year to date basis, the SunOpta Food Group reported increased revenues and operating earnings, as compared to 2005. In the third quarter revenues increased 21.6% while operating earnings decreased 17.5%. On a year to date basis revenues increased 39.4% and operating earnings increased 52.2%. The improved operating earnings for the nine months were driven by strong growth in aseptic packaged products, the rebound in sales of oat fiber and addition of soy fiber, growth in organic private label fruit and tomato based products, growth in private label packaged products, revenue and cost improvements in the Canadian distribution operations and the full year effect of acquisitions completed during 2005. The Sunflower business is expected to return to profitability in Q4 with the harvest of the new crop. The Company expects a $4 million operating earnings improvement in its sunflower business over the next 12 months. During the quarter the SunOpta Food Group acquired the business and assets of Purity Life Health Products, a profitable distributor with revenues of approximately $50 million, providing a wide range of natural and organic beauty aids and health care supplements, strategically expanding capabilities within the Canadian Food Distribution Group.

Opta Minerals realized revenue growth of 98.2% in the third quarter and 84.7% for the first nine months of 2006, due primarily to the February acquisition of Magnesium Technologies Corporation and internal growth driven by abrasive operations that were commissioned during 2005. Operating earnings for the third quarter increased 113.1% and for the first nine months of the year increased 59.0%. Opta Minerals continues to pursue strategic transactions to complement its existing product portfolio and on October 4, 2006 the Group acquired Bimac Corporation (Bimac). Bimac provides consumable products to the steel industry to prevent heat loss, reduce oxidization, and remove impurities.
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1 Operating earnings is defined as net earnings before other income (expense), interest expense (net), income taxes and minority interest

There continues to be a high interest in the SunOpta BioProcess Group's technology and equipment for the pretreatment of biomass for the production of cellulosic ethanol. Results for the third quarter primarily reflect the supply of proprietary steam explosion equipment to China Resources Alcohol Corporation (CRAC) for use in production of cellulosic ethanol from corn stover. The Group is expected to complete its current contract with Abener Energia S.A. of Seville Spain by the end of the year and its contract with Celunol Inc. in early 2007. The Group is actively seeking additional supply contracts and partners to further leverage its technology and overall leadership position in cellulosic ethanol.

SunOpta has reconfirmed its revenue guidance of $585 - $600 million for the 2006 year. Earnings guidance has been impacted by the write down within the Company's sunflower business. Excluding losses realized within sunflower operations, the Company expects to realize its annual earnings guidance figures.

The Company remains well positioned for future growth with net working capital of $88,501,000 and total assets of $368,655,000. Year to date net capital spending is $6,967,000 compared to $10,082,000 for the same period in the prior year. The long term debt to equity ratio at September 30, 2006 was 0.43:1:00, providing the Company further financial resources to invest in internal growth, capital projects and execute on its acquisition program. Equity per outstanding common share has grown to $3.06 versus $2.83 at December 31, 2005.

Jeremy Kendall, Chairman and Chief Executive Officer of SunOpta commented, "We believe we have made the necessary adjustment in our sunflower business model by focusing on proven genetics, simplifying our product line and increasing the percentage of irrigated lands where our crop is grown. We are pleased with our internal growth of 17.7% for the year and expect internal growth to continue to be in the 15-20% range, including our recently announced contract to supply refrigerated organic soymilk to a major retailer. While revenue growth is important, the Company remains primarily focused on growing the bottom line faster than the top line and has a number of margin improvement and cost cutting initiatives in place to achieve this.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Group, a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Group which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman & CEO	Lytham Partners, LLC
Steve Bromley, President & COO	Joe Diaz
John Dietrich, Vice President & CFO	Robert Blum
Susan Wiekenkamp, Information Officer	Joe Dorame
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com

SunOpta Inc.
Condensed Consolidated Statements of Earnings
For the three months ended September 30, 2006 and 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	September	September
	30,	30,
	2006	2005	%
	$	$	Change

Revenues	145,463	114,950	26.5%

Cost of goods sold	122,771	96,653	27.0%

Gross profit	22,692	18,297	24.0%

Warehousing and distribution expenses	3,853	3,309	16.4%
Selling, general and administrative expenses	15,135	11,564	30.9%

Earnings before the following	3,704	3,424	8.2%

Interest expense, net	(1,746)	(1,186)	47.2%
Other (expense) income	(15)	146	-110.3%
Foreign exchange	(157)	438	-135.8%

	(1,918)	(602)	218.6%

Earnings before income taxes	1,786	2,822	-36.7%

(Recovery of) provision for income taxes	(66)	601	-111.0%

Net earnings before minority interest	1,852	2,221	-16.6%

Minority interest	328	133	146.6%

Net earnings for the period	1,524	2,088	-27.0%

Net earnings per share for the period

– Basic	0.03	0.04

– Diluted	0.03	0.04

SunOpta Inc.
Condensed Consolidated Statements of Earnings
For the nine months ended September 30, 2006 and 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	September	September
	30,	30,
	2006	2005	%
	$	$	Change

Revenues	434,520	304,031	42.9%

Cost of goods sold	360,854	251,592	43.4%

Gross profit	73,666	52,439	40.5%

Warehousing and distribution expenses	11,345	9,908	14.5%
Selling, general and administrative expenses	44,203	30,214	46.3%

Earnings before the following	18,118	12,317	47.1%

Interest expense, net	(4,893)	(2,082)	135.0%
Other (expense) income	(294)	3,978	-107.4%
Foreign exchange	232	518	-55.2%

	(4,955)	2,414	-305.3%

Earnings before income taxes	13,163	14,731	-10.6%

Provision for income taxes	3,424	2,190	56.3%

Net earnings before minority interest	9,739	12,541	-22.3%

Minority interest	860	541	59.0%

Net earnings for the period	8,879	12,000	-26.0%

Net earnings per share for the period

– Basic	0.16	0.21

– Diluted	0.15	0.21

SunOpta Inc.
Condensed Consolidated Balance Sheets
As at September 30, 2006 and December 31, 2005
Unaudited
Expressed in thousands of U.S. dollars, except per share amounts)

	September 30,	December 31,
	2006	2005
	$	$
Assets
Current assets

Cash and cash equivalents	4,057	5,455
Accounts receivable	73,532	57,608
Inventories	109,396	88,340
Prepaid expenses and other current assets	5,390	4,194
Current income taxes recoverable	-	1,847
Deferred income taxes	691	691

	193,066	158,135

Property, plant and equipment	82,942	77,257
Goodwill and intangibles	84,128	58,262
Deferred income taxes	5,375	5,854
Other assets	3,144	3,355
	368,655	302,863
Liabilities
Current liabilities
Bank indebtedness	39,938	20,799
Accounts payable and accrued liabilities	56,011	50,688
Customer and other deposits	348	544
Current portion of long-term debt	7,835	3,518
Current portion of long-term payables	433	723

	104,565	76,272

Long-term debt	67,593	55,538
Long-term payables	1,150	472
Deferred income taxes	9,427	1,381

	182,735	133,663

Minority interest	10,013	9,116
Shareholders' Equity
Capital stock	111,511	106,678
Contributed surplus	3,591	3,235
Retained earnings	49,258	40,379
Cumulative other comprehensive income	11,547	9,792

	175,907	160,084
	368,655	302,863

SunOpta Inc.
Segmented Information
For the three and nine months ended September 30, 2006
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

				Three months ended
				September 30, 2006
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	127,003	16,887	1,573	145,463

Operating Income[1]	2,625	2,020	(1,098)	3,547

The SunOpta Food Group has the following segmented reporting:

Three months ended
				September 30, 2006
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	45,740	15,268	36,733	29,262	127,003

Operating Income[1]	(616)	382	2,392	467	2,625

				Nine months ended
				September 30, 2006
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	383,561	48,192	2,767	434,520

Operating Income[1]	17,622	5,414	(4,686)	18,350

The SunOpta Food Group has the following segmented reporting:

				Nine months ended
				September 30, 2006
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	134,756	50,519	107,320	90,966	383,561

Operating Income[1]	3,450	3,862	6,762	3,548	17,622

SunOpta Inc.
Segmented Information
For the three and nine months ended September 30, 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

Three months ended
				September 30, 2005
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	104,484	8,520	1,946	114,950

Operating Income[1]	3,180	948	(266)	3,862

The SunOpta Food Group has the following segmented reporting:

				Three months ended
				September 30, 2005
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	38,105	15,841	28,217	22,321	104,484

Operating Income[1]	1,399	929	1,068	(216)	3,180

			Nine months ended
			September 30, 2005
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	275,245	26,097	2,689	304,031

Operating Income[1]	11,577	3,406	(2,148)	12,835

The SunOpta Food Group has the following segmented reporting:

	Nine months ended
				September 30, 2005
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	108,243	47,641	44,837	74,524	275,245

Operating Income[1]	5,905	2,653	1,933	1,086	11,577

[1] (Operating Income is defined as earnings (loss) before other income (expense), interest expense (net), income taxes and minority interest)